Exhibit 99.1

INOVIO Reports Financial Results and Highlights for the Second Quarter 2022

•	Increased Cash Runway into Third Quarter 2024 with Cost-Savings and Corporate Restructuring Efforts

•	Strengthened Executive Team with Appointment of Dr. Michael Sumner as Chief Medical Officer

•	Announced Positive Data from a Phase 1/2 Trial with INO-5401 to treat Glioblastoma (GBM) at the American Society of Clinical Oncology (ASCO) Annual Meeting

•	Will hold investor call today at 4:30 PM EDT

PLYMOUTH MEETING, PA – August 9, 2022 – INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help protect people from infectious diseases and treat people with cancer and HPV-associated diseases, today reported financial results for the quarter and six months ended June 30, 2022. INOVIO’s management will host a live conference call and webcast at 4:30 p.m. Eastern Daylight Time (EDT) today to discuss financial results and provide a general business update for the second quarter. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

Dr. Jacqueline Shea, President and Chief Executive Officer, said: “During the second quarter, we focused on reshaping our organizational structure to help us achieve our product development goals. These efforts included strengthening our executive and R&D teams by appointing Dr. Michael Sumner as our Chief Medical Officer and extending our cash runway into the third quarter of 2024 through cost-savings measures and a corporate restructuring effort.”

Dr. Shea continued: “During the quarter we also focused on advancing our strategies for those programs that have the greatest potential to deliver DNA medicine technology to the market. Those programs include our heterologous booster program for our COVID-19 vaccine candidate, INO-4800, as well as our HPV-associated programs. We were also encouraged by positive Phase 1/2 data presented at ASCO involving INO-5401, when used in combination with PD-1 inhibitor, Libtayo®, against glioblastoma. With several additional pipeline milestones expected over the next several months, I look forward to sharing our progress in advancing our DNA medicines towards commercialization in the second half of 2022.”

Second Quarter 2022 Corporate Updates

Extended Cash Runway into Third Quarter 2024 – INOVIO announced a corporate reorganization designed to extend its cash runway and support the Company’s focus on key clinical programs with the goal of driving long-term growth. The reorganization, which included an 18% workforce reduction in full-time employees and an 86% reduction in contractors, along with other cost-saving measures, is expected to reduce operating expenses by approximately 30% over the next 18 months and extend INOVIO’s cash runway into the third quarter of 2024. These projections do not include any funds that may or may not be raised during the time period through the Company’s existing at-the-market program or other fundraising mechanisms. INOVIO expects a one-time restructuring charge of approximately $1.6 million in the third quarter of 2022 related to the headcount reduction.

Strengthened Executive and R&D Teams – INOVIO announced the appointment of Dr. Michael Sumner, MB BS, MBA, as Chief Medical Officer. Dr. Sumner brings more than 25 years of extensive pharmaceutical, medical and clinical experience driving numerous late-stage product approvals and supporting successful commercial products on a global basis across multiple therapeutic areas. Dr. Sumner now oversees INOVIO’s entire clinical-stage pipeline of DNA medicines, as well as global clinical development, clinical operations and biostatistics efforts, and regulatory affairs, pharmacovigilance and medical affairs.

Presented Positive Clinical Data for INO-5401 at ASCO – INOVIO announced additional results from a Phase 1/2 trial involving INO-5401 and INO-9012 at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting held in June. In the trial, INO-5401 + INO-9012 was observed to have favorable tolerability and immunogenicity results when administered with Libtayo® and RT/TMZ (radiation and temozolomide) to newly diagnosed GBM patients. Notably, INO-5401 + INO-9012 elicited antigen-specific T cells that may infiltrate GBM tumors.

Second Quarter 2022 Financial Results

INOVIO reported total revenue was $784,000 for the three months ended June 30, 2022, compared to $273,000 for the same period in 2021. The increase in revenue resulted from the delivery of INOVIO’s proprietary smart devices related to its contract with the U.S. Department of Defense. Total operating expenses for the three months ended June 30, 2022, were $104.9 million compared to $83.5 million for the same period in 2021.

INOVIO’s net loss for the three months ended June 30, 2022, was $108.5 million, or $0.46 per basic and diluted share, compared to net loss of $82.1 million, or $0.39 per basic and diluted share, for the quarter ended June 30, 2021.

Operating Expenses

Research and development (R&D) expenses for the three months ended June 30, 2022, were $56.5 million compared to $70.8 million for the same period in 2021. The decrease in R&D expenses was primarily due to $21.9 million in lower expenses related to the acquisition and installation of manufacturing equipment for INO-4800 during 2021 were non-recurring, and $7.0 million in lower engineering services and expensed equipment related to our CELLECTRA® 3PSP device array automation project. These decreases were partially offset by an $8.3 million increase in drug manufacturing costs related to our COVID-19 variant studies and a Defense Advanced Research Projects Agency COVID-19 dMAb grant, as well as $6.9 million lower contra-research and development expense recorded from grant agreements, among other variances.

General and administrative (G&A) expenses were $48.5 million for the three months ended June 30, 2022, versus $12.7 million for the same period in 2021. The significant increase in G&A expenses in the 2022 second quarter was primarily due to a $14.0 million non-cash expense related to the proposed settlement of INOVIO’s previously disclosed securities class action litigation, including the proposed issuance of INOVIO common stock as part of the settlement, and other related litigation costs, as well as $6.9 million in one-time severance expenses related to the separation of INOVIO’s former president and chief executive officer, among other variances. The proposed settlement still requires court approval, but has been agreed to, in principle.

Capital Resources

As of June 30, 2022, cash and cash equivalents and short-term investments were $348.1 million compared to $401.3 million as of December 31, 2021. As of June 30, 2022, INOVIO had 247.5 million shares of common stock outstanding and 267.8 million shares of common stock outstanding on a fully diluted basis, after giving effect to the exercise, vesting and conversion, as applicable, of its outstanding options, restricted stock units, convertible preferred stock, and convertible debt.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended June 30, 2022, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Financial Guidance

INOVIO’s projections to extend its cash runway into the third quarter 2024 include its cash burn estimate of approximately $73 million for the third quarter 2022, and its expectation that cash burn will decrease incrementally from there into the third quarter of 2024.

Conference Call / Webcast Information

INOVIO’s management will host a live conference call and webcast at 4:30 p.m. EDT today to discuss INOVIO’s financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INO-4800

INO-4800 is INOVIO’s clinical-stage DNA vaccine candidate targeting the spike protein of the SARS-CoV-2 virus. INOVIO has conducted clinical trials with INO-4800 as a primary vaccine candidate that demonstrated it was well tolerated and generated an immune response consisting of both a humoral response (including neutralizing antibodies) as well as cellular responses (generation of both CD4+ and CD8+ T cells). In 2022, INOVIO began developing a strategy to explore the use of INO-4800 as a heterologous booster vaccine.

About VGX-3100

VGX-3100 is INOVIO’s clinical-stage DNA medicine product candidate being developed as a potential treatment for several diseases associated with the human papillomavirus (HPV). It is designed to elicit T cell immune responses against the E6 and E7 proteins of HPV types 16 and 18, which are known to be associated with different pre-cancerous conditions and cancer. INOVIO has conducted several clinical trials with VGX-3100 targeting cervical, anal, and vulvar high-grade squamous intraepithelial lesions (HSIL), which are precursors to cancer.

About INO-5401

INO-5401 is INOVIO’s clinical-stage DNA medicine product candidate being developed as a potential treatment for glioblastoma (GBM), a rapidly growing and aggressive tumor of the brain and spine. INO-5401 is designed to enhance T cell immune responses against three known tumor-associated antigens commonly expressed in a variety of cancers: human telomerase (hTERT), Wilms tumor gene-1 (WT1), and prostate-specific membrane antigen (PSMA). GBM is an almost universally fatal disease with treatment essentially unchanged for the last decade.

About CELLECTRA® Delivery Technology

INOVIO’s DNA medicines are delivered into cells of the body using its investigational proprietary CELLECTRA smart device, either intramuscularly (IM) or intradermally (ID). CELLECTRA devices use brief (millisecond-long) electrical pulses to reversibly create small pores in the cell membrane, enhancing intracellular uptake of DNA medicines by more than a thousand-fold compared to the injection of a DNA medicine without this delivery enhancement technique.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from infectious diseases, cancer, and diseases associated with HPV. Our DNA medicines are delivered using our proprietary smart device to produce immune responses against targeted pathogens and cancers. For more information, visit www.inovio.com.

Contacts

Investors & Media:

Gene Kim, (267) 589-9471, gene.kim@inovio.com

Thomas Hong, (267) 440-4298, thomas.hong@inovio.com

Forward-Looking Statement

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines, our expectations regarding our research and development programs, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, expectations about the upfront costs and long-term cost reductions associated with our corporate reorganization and the anticipated extension of the company’s cash runway. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

INOVIO Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,101,858	$71,143,778
Short-term investments	307,023,457	330,170,940
Accounts receivable	4,482,639	5,466,850
Accounts receivable from affiliated entities	6,888,895	2,565,194
Prepaid expenses and other current assets	56,255,326	38,836,991
Prepaid expenses and other current assets from affiliated entities	433,259	261,192

Total current assets	416,185,434	448,444,945
Fixed assets, net	16,213,436	17,453,206
Investment in affiliated entity	2,435,053	3,906,796
Intangible assets, net	2,369,028	2,626,355
Goodwill	10,513,371	10,513,371
Operating lease right-of-use assets	10,912,525	11,571,026
Other assets	770,144	1,425,794

Total assets	$459,398,991	$495,941,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$105,015,337	$47,644,530
Accounts payable and accrued expenses due to affiliated entities	1,338,692	548,032
Accrued clinical trial expenses	10,122,869	10,326,266
Deferred revenue	8,982,619	21,628
Operating lease liability	2,737,631	2,603,956
Grant funding liability	2,712,905	4,559,721
Grant funding liability from affiliated entity	154,000	37,500

Total current liabilities	131,064,053	65,741,633
Deferred revenue, net of current portion	56,935	64,361
Convertible senior notes	16,521,352	14,959,647
Operating lease liability, net of current portion	14,053,493	15,459,559
Deferred tax liabilities	32,046	32,046
Other liabilities	—	14,826

Total liabilities	161,727,879	96,272,072

Stockholders’ equity:
Preferred stock	—	—
Common stock	247,503	217,382
Additional paid-in capital	1,693,674,022	1,609,589,797
Accumulated deficit	(1,395,600,749)	(1,209,855,522)
Accumulated other comprehensive loss	(649,664)	(282,236)

Total Inovio Pharmaceuticals, Inc. stockholders’ equity	297,671,112	399,669,421

Total liabilities and stockholders’ equity	$459,398,991	$495,941,493

INOVIO Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Revenue under collaborative research and development arrangements	$36,839	$82,923	$102,734	$122,538
Revenue under collaborative research and development arrangements with affiliated entities	6,214	74,787	15,056	124,736
Other revenue	741,342	115,114	865,679	396,671

Total revenues	784,395	272,824	983,469	643,945

Operating expenses:
Research and development	56,464,885	70,808,418	112,443,496	109,852,836
General and administrative	48,456,836	12,666,341	64,410,294	26,547,535

Total operating expenses	104,921,721	83,474,759	176,853,790	136,400,371

Loss from operations	(104,137,326)	(83,201,935)	(175,870,321)	(135,756,426)
Other income (expense):
Interest income	857,667	928,111	1,527,481	1,697,347
Interest expense	(313,488)	(466,726)	(626,976)	(979,760)
(Loss) gain on investment in affiliated entities	(934,015)	278,818	(1,471,743)	(551,657)
Net unrealized (loss) gain on available-for-sale equity securities	(3,967,101)	136,493	(8,807,742)	(711,465)
Other (expense) income, net	(3,048)	185,281	(156,516)	194,259

Net loss before share in net loss of Geneos	(108,497,311)	(82,139,958)	(185,405,817)	(136,107,702)
Share in net loss of Geneos	—	—	(2,165,213)	(434,387)

Net loss	$(108,497,311)	$(82,139,958)	$(187,571,030)	$(136,542,089)

Net loss per share
Basic and diluted	$(0.46)	$(0.39)	$(0.83)	$(0.66)

Weighted average number of common shares outstanding
Basic and diluted	235,278,276	209,561,064	227,154,616	206,007,497